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                                                                    EXHIBIT 10.6


                    SETTLEMENT AGREEMENT AND GENERAL RELEASE


         THIS SETTLEMENT AGREEMENT and GENERAL RELEASE (hereinafter "Agreement") is made and entered into by and between GEORGE A. ISAAC, III (hereinafter "Isaac") and METAL MANAGEMENT, INC., a Delaware corporation (hereinafter "MTLM").

         WHEREAS, the parties have engaged in discussions resulting in an amicable and mutually satisfactory agreement concerning Isaac's resignation from his executive committee, officer, director and employment positions with MTLM and any and all of its affiliates (other than his directorship with MTLM).

         NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, the parties hereby agree as follows:

         1. The Employment Agreement. Isaac and MTLM are parties to an "Employment Agreement" dated June 23, 1997. Except for Isaac's obligations pursuant to Paragraphs 18 (as if the "Employment Period" ended on January 31, 2000 thereunder), 19 and 25(a) thereof, MTLM's obligations pursuant to Paragraphs 23 and 24 thereof, and the provisions of Paragraphs 20 and 22 thereof, all of which shall continue in full force and effect as if set forth fully herein, or except as otherwise expressly provided in this Agreement, this Agreement shall supersede the terms and provisions of the Employment Agreement, which is terminated effective immediately and is hereby null and void and without further effect or obligation. Notwithstanding the foregoing, in the event (and only in the event) that (i) MTLM fails to make any payment to Isaac as required in Section 3(a) below, or (ii) MTLM fails to make a salary payment to Isaac as





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provided in Section 3(b) below during the Six-Month Period (as defined below), or (iii) MTLM fails to provide Isaac with medical insurance or dental insurance as set forth in Section 3(c) below, and in any such case such failure continues for a period of three (3) business days after written notice of such failure from Isaac to MTLM, then, if Isaac elects to reinstate the Employment Agreement by serving written notice to MTLM, the Employment Agreement shall be automatically and fully reinstated and both Isaac and MTLM shall be entitled to any and all rights and remedies thereunder as if Isaac had duly delivered a notice to MTLM that he was terminating the "Employment Period" for "Good Reason" pursuant to Paragraph 14(a) of the Employment Agreement effective as of the Effective Date of this Agreement and as if this Agreement were never executed and delivered. In the event that the Employment Agreement is reinstated as set forth in the previous sentence, Isaac agrees that cash payments made to Isaac under Section 3(a) of this Agreement shall be credited to MTLM against any adjudication or settlement with respect to the Employment Agreement, and further agrees that in the event that such adjudication or settlement results in MTLM owing to Isaac a cash amount less than cash amounts already paid to Isaac hereunder, Isaac will refund the difference to MTLM in cash.

         2. Isaac's Resignation. Effective August 1, 1999, Isaac hereby resigns as Executive Vice President of MTLM, as an officer of MTLM and as an officer and director of any and all of MTLM's affiliates (including those companies comprising the Isaac Group (as defined in the Employment Agreement)) and as a member of the Executive Committee of MTLM (August 1, 1999 being sometimes referred to herein as the "Resignation Date").

         3. The Obligations of MTLM. On and after Isaac's execution of this Agreement, and in consideration of Isaac's promises as set forth herein, MTLM shall be obligated to him as




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set forth herein. Except as expressly set forth in this Agreement (including in
Section 1 above), MTLM and its affiliates (including those in the Isaac Group) shall have no continuing obligation to Isaac of any kind or nature whatsoever.

         a. Cash Payments. On or before the Effective Date of this Agreement (as defined in Section 6 below), or if such Effective Date is not a business day, then on the first (1st) business day following the Effective Date, MTLM shall pay to Isaac the sum of $767,917 by wire transfer to an account specified by Isaac. In addition, MTLM shall pay Isaac six equal installments of $69,166.67 on each of September 1, 1999, October 1, 1999, November 1, 1999, December 1, 1999, January 3, 2000 and February 1, 2000 by wire transfer to an account specified by Isaac.

         b. Continued Employment and Salary. MTLM agrees to continue to employ Isaac as a non-officer part-time employee located in the Toledo, Ohio area, with the title "Assistant to the Chairman" or another title agreeable to the parties, from August 1, 1999 through January 31, 2000, at the salary of $120,000 per year (meaning that Isaac's aggregate salary for the six-month continued employment period (the "Six-Month Period") will be $60,000). Such salary shall be payable monthly beginning on September 1, 1999 and shall be paid to Isaac or in the event of his death, to Isaac's beneficiaries, whether or not Isaac performs any services for MTLM under this Agreement, unless Isaac voluntarily resigns (other than on account of his disability) from such part-time employment. Isaac shall not be eligible for any bonus or other incentive compensation payments relating to such period.

         c. Benefits. It is understood and agreed that Isaac's continuous service under MTLM's 401(k) plan and, except as specifically provided herein, its other benefit plans shall cease as of January 31, 2000. During the Six-Month Period, MTLM shall afford to Isaac the




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employee benefits set forth in Paragraphs 9, 10 and 11 of the Employment
Agreement as if such employee benefit provisions were set forth fully herein, in addition to continued participation in, and under the same terms as, Isaac's present medical insurance and dental insurance plans. During the Six-Month Period, Isaac shall also be entitled to continue to receive his car allowance under its present terms and conditions, and shall be entitled to reimbursement for all reasonable business expenses incurred by him in connection with the performance of his services during such period, subject to the submission of reasonable documentation. In addition, until June 23, 2002, MTLM shall continue to provide to Isaac medical insurance and dental insurance benefits in accordance with MTLM's policies from time to time in effect for its executive officers as if Isaac were an active, full-time executive employee of MTLM, and life insurance in accordance with MTLM's current monthly life insurance reimbursement practices in the amount of $1,169.76. The provision by MTLM of such medical and dental benefits shall not be considered continuation coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, and such continuation coverage shall commence on the date that the benefits provided hereunder cease to the extent required by applicable law.

         d. Legal Fees. MTLM agrees to reimburse Isaac in an amount not to exceed $5,000 for the reasonable fees and disbursements of Isaac's counsel incurred in connection with the negotiation of this agreement, at such counsel's customary rates.

         e. Use of Office. MTLM agrees to provide to Isaac, at no cost to Isaac, the use of his present physical office space and file room, and his present administrative assistant's physical office space and file room, through June 23, 2002, in each case for so long as MTLM or one of its affiliates has the right to utilize the space where such office is located. MTLM agrees



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not to voluntarily relinquish its right to utilize such office space other than as part of a bona fide business initiative, rather than for the primary purpose of avoiding its obligations hereunder. MTLM also agrees to provide Isaac with continuous services of an administrative assistant, who shall initially be Melody Kaye Garber for as long as she is employed by MTLM or one of its subsidiaries (and thereafter another suitable administrative assistant), through June 23, 2002, it being understood that although such administrative assistant will primarily work with and for Isaac, as an employee of MTLM or one of its affiliates such administrative assistant will also be asked to perform customary services for his or her employer. Such administrative assistant's work for Isaac will have priority over his or her work for his or her employer in the event of a conflict. MTLM shall provide Isaac and his administrative assistant with access to their office space and file rooms seven days a week, twenty-four hours per day, similar to their present practice. In the event that MTLM or its affiliates move the MTLM office currently used by Isaac to another location in the Toledo, Ohio area, MTLM's obligations as set forth in this subsection (e) (including without limitation the provision of office and file space for Isaac and his administrative assistant which is comparable in all material respects) and subsection (f) below shall continue to apply at such relocated office, and MTLM shall pay to relocate Isaac and his administrative assistant's offices and file room to such new location.

         f. Isaac Property Company. MTLM agrees to continue to extend its current lease arrangement with Isaac Property Company, allowing Mr. L.A. "Zac" Isaac and his administrative assistant to occupy their current physical office space and file rooms, under the same terms and conditions that are currently in effect, through June 23, 2002, for so long as MTLM or one of its affiliates has the right to utilize the space where such office is located.



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         g. Authorization. MTLM hereby represents and warrants that it, and its representative signing this Agreement on its behalf, have full power and authority to enter into this Agreement.

         4. The Obligations of Isaac. In consideration of the promises of MTLM contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Isaac agrees as follows:

               a. Mutual General Releases. Except for actions which constitute or are alleged to constitute fraud or embezzlement and any obligations arising under this Agreement, (i) Isaac, for himself and for his estate, heirs, personal representatives, executors, administrators and assigns, hereby releases and forever discharges MTLM, its subsidiaries and related and affiliated entities, and each of its and their directors, officers, employees, attorneys, agents and representatives (hereinafter collectively and individually the "MTLM Releasees"), and (ii) the MTLM Releasees hereby release and forever discharge Isaac, his estate, heirs, personal representatives, executors, attorneys, successors, administrators and assigns (the "Isaac Releasees"), from any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys' fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity, which either party now has or claims, or might hereafter have or claim, against the other party, whether known or unknown, suspected or unsuspected, accrued or unaccrued, based upon or arising out of any matter or thing whatsoever through the date of this release, including, without limitation,



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          any claim, action or cause of action which was or is related to or arises out of any acts, omissions, representations, facts, events, matters, transactions or occurrences during Isaac's employment, executive committee membership or directorship with MTLM or any of its subsidiaries and affiliates, or his separation and/or resignation therefrom, or which is based upon or arises under the Employment Agreement (except as provided in this Agreement) or any local, state, or federal law dealing with employment discrimination, including without limitation Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and the Age Discrimination in Employment Act.

               The following provisions are applicable to and made a part of this Agreement and the foregoing general release and waiver:

               (i) Except with respect to the matters defined in this Agreement, neither Isaac nor MTLM releases or waives any right or claim which he or it may have, including without limitation under the Age Discrimination in Employment Act, which arises after the date of execution of this Agreement.

               (ii) On or immediately prior to the last day of the Six-Month Period, so long as neither Isaac nor MTLM is in material breach of this Agreement, Isaac and MTLM will re-execute and deliver to one another a Mutual and General Release dated such date, that is identical to the release set forth above, it being understood that such release shall not apply to the parties' continuing obligations hereunder.



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               (iii) MTLM hereby expressly advises Isaac to consult with an attorney of his choosing prior to executing this Agreement which contains the foregoing general release and waiver.

               (iv) Isaac has twenty-one (21) days from the date of presentment to consider whether or not to execute this Agreement. In the event of such execution, Isaac has a further period of seven (7) days from such date in which to revoke said execution, notice of which must be received by MTLM within such seven (7) day period.

               b. Performance of Duties. During the Six-Month Period, Isaac agrees to (i) use his best efforts to transition his responsibilities with the Isaac Group to designees of MTLM, (ii) complete certain projects that he is currently undertaking on behalf of MTLM, including establishing RONA targets and an acquisition due diligence checklist, and (iii) make himself available for consultations and meetings at the request of any member of the office of the chief executive regarding pending acquisition discussions; provided, that the number of hours that Isaac is required to perform these services shall not exceed twenty hours per week for the four weeks beginning August 16, 1999 (it being understood that Isaac will be on vacation during the week of August 9, 1999), and forty hours per month thereafter for the remainder of the Six-Month Period. If MTLM requests, and Isaac agrees to perform (each in their sole discretion), services in excess of the foregoing hourly limit (which request and agreement shall be in writing in order to entitle Isaac to the following additional



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          compensation), MTLM shall compensate Isaac at the rate of $220.00 per hour therefor. After the Six-Month Period, Isaac shall continue to make himself available as may be mutually agreed between Isaac and MTLM as a consultant with respect to pending transactions at an hourly rate of $220.00 per hour or such other amount as the parties may agree.

               c. Availability. Isaac agrees to cooperate reasonably with MTLM in connection with the transition of his responsibilities. Isaac further agrees to make himself reasonably available to MTLM and its attorneys and agents for interview, deposition and testimony and agrees to appear as a witness at trial and, at the election of MTLM, provide a sworn statement or deposition of any matters in which MTLM is a party and/or for which Isaac may have knowledge of any relevant facts, provided that MTLM compensates Isaac in accordance with Section 4(b) above with respect thereto. Nothing in this Agreement is intended to influence any such testimony that Isaac may offer.

               d. MTLM Property. Isaac represents that he has turned over or will turn over to MTLM all property of MTLM in his control or possession by January 31, 2000, except the property described on Schedule A hereto which Isaac shall be entitled to retain as his personal possessions, and as to which MTLM surrenders all rights and title to Isaac. This includes all notes, memoranda, records, documents and all other information, no matter how produced or reproduced, all computer equipment and programs, all office keys and access cards (except as required pursuant to Section 3(e) above), and all credit and



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          charge cards kept by Isaac or in his possession or control used in or pertaining to the business of MTLM, it being hereby acknowledged that all of said items, and all copies of said items, are the sole and exclusive property of MTLM.

               e. Confidentiality of Agreement. Except pursuant to valid subpoena issued by a court or government agency of competent jurisdiction, Isaac shall not, directly or indirectly, discuss or communicate the terms of this Agreement with any third party, except members of his immediate family, his accountant and his attorney and other professional advisers who shall be advised of this confidentiality restriction. Except pursuant to a valid subpoena, Isaac will not communicate or cooperate with any employee or director or former employee or director of MTLM, or with any third party, concerning any claim against MTLM.

     5. Non-Disparagement. From and after the date of presentment of this Agreement, both parties represent that they have not and will not, nor will they cause or assist another person to, disparage or make critical, negative, derogatory or defamatory statements about the other to any third party, other than any statement made in connection with a proceeding seeking to enforce this Agreement. It is understood that Isaac's commitment hereunder extends to the Company's current officers and directors.

     6. Effective Date. The effective date of this Agreement (the "Effective Date") shall be the eighth (8th) day after Isaac and MTLM shall have executed this Agreement, unless prior to the close of business on the seventh (7th) day after Isaac and MTLM shall have executed this Agreement, MTLM has received a signed statement from Isaac revoking such execution.



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     7.   Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs, assigns, administrators, executors, and legal representatives of Isaac and shall be binding upon and inure to the benefit of the MTLM Releasees and their successors.

     8. Entire Agreement. This Agreement constitutes the entire agreement between the parties. It may not be amended or modified except by a subsequent written instrument signed by all parties hereto.

     9. Severability. If any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portions of this Agreement enforceable. This Agreement as thus amended shall be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

     10. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Illinois.

     11. Costs of Enforcement. MTLM shall advance Isaac all reasonable attorneys' fees and costs as they are incurred by Isaac in connection with any good faith claims brought by him seeking to enforce the provisions of this Agreement.

     12. Counterparts. This Agreement may be signed in multiple counterparts by facsimile, each of which shall be deemed to be an original for all purposes.



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     13.  Acknowledgment. Isaac acknowledges that he has carefully read and fully understands the terms and provisions of this Settlement Agreement and General Release, has had the opportunity to be represented in this matter by counsel of his own choosing, and that his execution of this Settlement Agreement and General Release is voluntary. The parties agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied to or against any party hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date(s) set forth below.


                                METAL MANAGEMENT, INC., a Delaware
                                 corporation


                                By:     /s/ Albert A. Cozzi
                                       ------------------------------
                                Title:  Chairman

                                Date:   August 6, 1999
                                       ------------------------------


                                /s/ George A. Isaac, III
                                -------------------------------------
                                George A. Isaac, III

                                Date:   August 6, 1999
                                       ------------------------------








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